Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENTS

REGARDING ACQUISITION OF EIGHT FACILITIES FROM

LIGHTHOUSE CARE CENTERS AND FOCUS HEALTHCARE

LEWISVILLE, Texas (December 9, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has entered into definitive agreements to acquire the behavioral health facilities of Lighthouse Care Centers, LLC and Focus Healthcare, LLC. Lighthouse Care Centers, LLC operates four behavioral health facilities located in Georgia and South Carolina. Focus Healthcare, LLC operates four facilities located in Delaware, Florida, Georgia and Ohio. The facilities have a combined total licensed capacity of 568 beds.

The facilities are projected to have annualized revenues of $48 to $50 million. The aggregate purchase price for the facilities will be approximately $95.350 million. Horizon will finance the acquisitions under its existing credit facility.

Ken Newman, Chairman and CEO of Horizon, stated: “We are very pleased to have finalized these agreements and look forward to completing these acquisitions. The acquisitions are expected to be accretive in fiscal 2006 but with a more significant contribution to earnings occurring in fiscal 2007. Upon completion of the acquisitions, the Company will have a total of thirteen behavioral health facilities in operation.”

Horizon further advised that it would not be revising its earnings guidance for fiscal 2006 at this time. Any change to its previously announced earnings guidance for fiscal 2006 would not be made until after the acquisitions have been completed and, in accordance with Horizon policy, until after the Company has operated the facilities for at least one fiscal quarter.

The transactions are expected to close in the Horizon second fiscal quarter but the closings are subject to a number of contingencies including receipt of certificate of need, licensing and other governmental approvals. Accordingly, completion of the transactions is subject to a number of conditions and there can be no assurance that all such conditions will be satisfied.

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate the acquisitions, the ability to integrate the existing operations of the facilities on a cost-effective basis, the ability to effectively manage the operations at the facilities and maintain existing contracts, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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